Exhibit 23.2

[LETTERHEAD OF JOHN T. BOYD COMPANY]

February 26, 2026
File: 3555.025

CONSENT OF JOHN T. BOYD COMPANY TO BE NAMED IN REGISTRATION STATEMENT

Ladies and Gentlemen,

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Annual Report on Form 10-K for the year ended December 31, 2025 (the “Annual Report”). We hereby further consent to (i) the use in the Annual Report and the Quarterly Reports of information relating to our Technical Report Summaries for Frac Sand Resources and Reserves for Oakdale, Ottawa, and Blair Mines and (ii) the incorporation by reference in the Registration Statement on Form S-3 (No. 333-276549) of Smart Sand, Inc., including any amendment thereto, any related prospectus and any related prospectus supplement of such information.

Respectfully submitted,

JOHN T. BOYD COMPANY
By:

/s/ Ronald L. Lewis_____________
Ronald L. Lewis
Managing Director and COO